Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

Name	Jurisdiction of Incorporation
M/A-COM Technology Solutions Inc.	Delaware
Mindspeed Technologies, Inc.	Delaware
M/A-COM Tech Asia, Inc.	Taiwan
MACOM Technology Solutions (Bangalore) Private Limited	India
M/ACOM Technology Solutions (Cork) Limited	Ireland
M/A-COM Technology Solutions (Holding) Company Limited	Ireland
M/A-COM Technology Solutions International Limited	Ireland
M/A-COM Technology Solutions (UK) Limited	Northern Ireland
M/A-COM Technology Solutions (Shanghai) Company Limited	China
Nitronex, LLC	Delaware
Photonic Controls, LLC	New York
Mindspeed Technologies B.V.	Netherlands
Mindspeed Technologies Canada, Inc.	Canada
Mindspeed Technologies K.K.	Japan
Mindspeed Technologies Israel Ltd.	Israel
Platinum Acquisition (UK) Ltd.	United Kingdom
Mindspeed Technologies Ltd.	United Kingdom
Mindspeed Technologies U.K., Ltd.	United Kingdom
Mindspeed Technologies S.A.S.	France
Mindspeed Technologies (Mauritius) Ltd.	Mauritius
Mindspeed Technologies Asia Pacific, Ltd.	Hong Kong
Mindspeed Technologies GmbH	Germany
Mindspeed Technologies Ukraine, LLC	Ukraine
Mindspeed Development Malaysia Sdn Bhd	Malaysia
Mindspeed Telecommunications Technologies Development (Shenzhen) Co. Ltd.	China
Mindspeed Technologies India Private Ltd.	India
BinOptics, LLC	Delaware
BinOptics (HK) Ltd.	Hong Kong